Exhibit (a)(5)(B)

JAB Holding Company Successfully Completes Previously Announced Tender Offer for and Acquisition of Einstein Noah Restaurant Group

LUXEMBOURG and LAKEWOOD, CO – NOVEMBER 5, 2014 – JAB Holding Company (“JAB”) and Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL) (“Einstein Noah”) today announced that an affiliate of JAB has successfully completed the previously announced tender offer for all the outstanding shares of common stock for Einstein Noah at a price of $20.25 per share, net to the seller in cash but subject to any required withholding of taxes.

The Offer expired at 12:00 midnight, New York City time, at the end of Tuesday, November 4, 2014. As of the expiration of the Offer, a total of approximately 16,498,208 shares were validly tendered and not properly withdrawn in the Offer, representing approximately 87.0792% of Einstein Noah’s outstanding shares of common stock. In accordance with the terms of the Offer, all shares that were validly tendered and not properly withdrawn have been accepted for payment.

On November 5, 2014 JAB completed the acquisition of Einstein Noah through a merger of Spruce Merger Sub Inc. with and into Einstein Noah. Upon completion of the merger, Einstein Noah became a member of the JAB group and all remaining eligible Einstein Noah shares were converted into the right to receive $20.25 per share in cash, without interest and less any applicable withholding taxes, the same price that was paid in the tender offer.

Following completion of the merger, Einstein Noah shares ceased to be traded on the NASDAQ Global Market. Einstein Noah will make the necessary filings with the Securities and Exchange Commission (the “SEC”) to end its reporting obligations under the Securities Exchange Act of 1934, as amended.

About JAB Holding Company

JAB Holding Company, incorporated in Luxembourg, is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics. The group’s portfolio includes a controlling stake in Coty Inc., a global leader in beauty, controlling stakes in luxury goods companies including Jimmy Choo, Bally and Belstaff, a controlling stake in Peet’s Coffee & Tea Inc., a premier specialty coffee and tea company, a controlling stake in Caribou Coffee Company, a specialty retailer of high-quality premium coffee products and a controlling stake in D.E Master Blenders 1753 B.V. (“D.E.”), an international coffee and tea company. In May 2014 D.E. announced an agreement with Mondelez International Inc. to create Jacobs Douwe Egberts, which will combine the coffee business of Mondelez with D.E. to form the #2 FMCG coffee company in the world. JAB also owns a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. JAB is overseen by its three Senior Partners, Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO).

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. Einstein Noah’s retail system consists of more than 855 restaurants in 42 states and the District of Columbia. It also operates a dough production facility. Einstein Noah’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward-Looking Statements

This communication contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements often use words such as “anticipate,” “target,” “assume,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” “hope,” “aim,” “continue,” “will,” “may,” “would,” “could,” “likely,” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements in this communication include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements are discussed in Einstein Noah’s filings with the SEC, including in its periodic reports filed on Form 10-K and Form 10-Q with the SEC. Copies of Einstein Noah’s filings with the SEC may be obtained at the “Financial and Media – Investor Relations” section of Einstein Noah’s website at www.einsteinnoah.com. The forward-looking statements made in this communication are made only as of the date of this communication, and Einstein Noah undertakes no obligation to update them to reflect subsequent events or circumstances.

CONTACTS

For Einstein Noah Restaurant Group:

Investors:

Raphael Gross, ICR

203-682-8253

raphael.gross@icrinc.com

Media:

Liz DiTrapano, ICR

646-277-1226

Liz.DiTrapano@icrinc.com

For JAB:

Tom Johnson or Luke Barrett, Abernathy MacGregor

212-371-5999

tbj@abmac.com/lpb@abmac.com